Exhibit 3.02

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UAGH,INC.

The name of the corporation is UAGH, Inc and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on December 19, 2000 under the name UAXS Global Holdings Inc. The Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is: UAGH, Inc. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle. Delaware 19891. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The amount of the total authorized capital stock of the corporation is One Hundred Million (100,000,000) shares, each share having a par value of One Cent ($0.01). All such shares are of one class and are shares of common stock.

FIFTH: The personal liability of directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, but no such subsequent amendment or supplement shall, unless otherwise required by law, diminish the extent of personal liability eliminated hereby.

SIXTH: This Amended and Restated Certificate of Incorporation shall be effective on the date of its filing.

UAGH, Inc. does hereby further certify that the amendments contained in this Amended and Restated Certificate of Incorporation were duly adopted by The Clear Thinking Group LLC, in its capacity as Plan Administrator under that certain Second Amended Liquidating Chapter 11 Plan Jointly Proposed by Universal Access Global Holdings Inc., Universal Access, Inc., Universal Access of Virginia, Inc., Universal Access Communications Inc., and Tri-Quad Enterprises, Inc., Debtors-in-Possession, and by the Official Committee of Unsecured Creditors, dated December 2, 2005 (Case No. 04-B-28747 in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division), as amended and confirmed by that certain Order Confirming Second Amended Liquidating Plan Jointly Proposed by Debtors and by the Official Committee of Unsecured Creditors, dated January 27, 2006 (Case No. 04-B28747 in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division), and pursuant to that certain Order Approving Sale of Reorganized UAGH Stock, dated August 11,2006 (Case No. 04-B-28747 in the United States Bankruptcy Court for the Northern District of Illinois Eastern Division), in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation of UAGH, Inc. this 14th day of August, 2006.

THE CLEAR TIDNKJNG GROUP LLC,

in its capacity as Plan Administrator

By:_______________________________

Name:

Its:

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